Exhibit 99.1

Kymera Therapeutics Appoints Brian Adams as Chief Legal Officer and Corporate Secretary

Watertown, Mass. (September 3, 2025) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today announced the appointment of Brian Adams, JD, as Chief Legal Officer and Corporate Secretary. Mr. Adams is a highly accomplished legal executive with nearly two decades of leadership in the life sciences, spanning corporate development, strategic planning, and governance. He will lead Kymera’s legal, governance, and intellectual property functions. Mr. Adams will succeed Ellen Chiniara who is retiring from her role to focus on board service, mentoring and other advisory opportunities.

“Kymera is building a fully integrated global medicines company focused on transforming care for millions of patients living with immuno-inflammatory diseases through our portfolio of first-in-class oral medicines with biologics-like profiles,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “We’re thrilled to welcome Brian to our team. His proven leadership and deep expertise will be instrumental as we advance and scale our novel programs through clinical development and toward commercialization. Additionally, we would like to sincerely thank Ellen for her strong dedication and many contributions to Kymera’s success throughout the company’s remarkable growth and wish her the best as she pursues her next chapter.”

“I was drawn to Kymera by its unwavering commitment to long-term scientific innovation and meaningful clinical impact,” said Mr. Adams. “I am thrilled to be joining the company at such an exciting time of progress and look forward to working with this pioneering team as we strive to redefine what’s possible in immunology with groundbreaking oral medicines.”

Before joining Kymera, Mr. Adams was Chief Legal Officer of Relay Therapeutics, responsible for leading all aspects of Relay’s legal and compliance operations. Prior to Relay, he served as Senior Vice President, General Counsel and Secretary at Keryx Biopharmaceuticals. Earlier in his career, he held senior roles at Algeta ASA, AVEO Oncology, and Genzyme Corporation. Additionally, he practiced at Bingham McCutchen LLP, where he advised private equity sponsors, biotechs, and other emerging technology companies on a broad range of corporate matters and financing transactions. Mr. Adams holds a B.A. from Harvard University and a J.D. from the Catholic University of America’s Columbus School of Law.

About Kymera Therapeutics

Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Availability of Other Information About Kymera Therapeutics

For more information, please visit the Kymera website at https://www.kymeratx.com/ or follow Kymera on X (@KymeraTx) and LinkedIn (Kymera Therapeutics). Investors and others should note that Kymera communicates with its investors and the public using the Company website, including, but not limited to, corporate disclosures, investor presentations, FAQs, Securities and Exchange Commission (SEC) filings, and press releases, as well as on X and LinkedIn. The information that Kymera posts on its website or on X or LinkedIn could be deemed to be material information. As a result, the Company encourages investors, the media and others interested to review the information that Kymera posts there on a regular basis. The contents of Kymera’s website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Investor and Media Contact:

Justine Koenigsberg

Vice President, Investor Relations

investors@kymeratx.com

media@kymeratx.com

857-285-5300